Exhibit 10.34

Trimeris, Inc.

Description of Compensation Arrangement for Andrew Graham

Following is a description of the compensation arrangement for Andrew Graham, our Principal Accounting Officer and Secretary. Under the terms of his employment, Mr. Graham will earn a base salary of $135,000 during the 2005 fiscal year. In addition, Mr. Graham may be awarded cash bonuses upon the achievement of certain performance objectives to be determined by the compensation and governance committee. Mr. Graham is entitled to all benefits made generally available to Trimeris employees, including participation in the Company’s stock incentive plan.